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                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                             QUADRAMED CORPORATION,

                 ECLIPSYS CORPORATION AND MED DATA SYSTEMS, INC.

                                      DATED

                                  JULY 1, 1999
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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into this 1st day of July, 1999 by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), on the one hand, and Eclipsys Corporation, a Delaware corporation ("Eclipsys"), and its wholly-owned subsidiary, Med Data Systems, Inc. a California corporation ("Med Data"), with respect to the following facts:

         WHEREAS, QuadraMed is engaged in the healthcare information technology business.

         WHEREAS, Med Data is engaged in the medical records management business.

         WHEREAS, Eclipsys acquired Med Data pursuant to the terms of that certain Stock Purchase and Sale Agreement dated as of March 6, 1999 by and among SunGard Data Systems, Inc., SunGard Investment Ventures, Inc. (collectively "SunGard"), Med Data Systems, Inc., Intelus Corporation, Eclipsys Corporation and Eclipsys Solutions Corp. (the "SunGard Agreement"), which transaction closed on March 31, 1999.

         WHEREAS, Eclipsys desires to sell, transfer and assign to QuadraMed and QuadraMed desires to acquire from Eclipsys, all of the right, title and interest in and to substantially all of the assets of Med Data, all for the consideration and on the terms and conditions set forth in this Agreement.

         WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the acquisition of such assets and also to prescribe certain conditions with respect thereto.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

                                   ARTICLE 1.
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:


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         1.1. "Affiliate" shall mean a Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, any other Person.

         1.2. "Basis" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

         1.3. "Business" shall mean Med Data's medical records management business.

         1.4. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.5. "Confidential Information" shall mean all information that is either confidential, proprietary or otherwise not available to the general public and relating to Med Data's medical records management business, including, without limitation, computer programs, software, names and expertise of employees and consultants, know-how, trade secrets, formulae, processes, ideas, inventions and other sales, business, financial, customer, product developments, plans, lists, forecasts, strategies and other information. Confidential Information shall not include information which is (i) generally or readily obtainable by the public or trade, (ii) publicly known or becomes known through no fault or activity of Eclipsys or its affiliates or (iii) required to be disclosed by Eclipsys or any Affiliate pursuant to deposition, interrogatory, request for documents, order, subpoena, civil investigative matter or similar legal compulsion; provided, however, that prompt written notice of such requirement shall be provided to QuadraMed so that it may seek a protective order or other appropriate remedy.

         1.6. "Contract" shall mean any written or oral contract, lease, policy, commitment, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement.

         1.7. "Employee Benefit Plan" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA (as defined below) and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of Med Data or any beneficiary or dependent thereof that is or was maintained by Eclipsys or Med Data.


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         1.8. "Encumbrances" shall mean any mortgage, chattel mortgage, conditional sales contract, pledge, lien, charge, security interest, encumbrance, option, lease, license, easement or similar interest.

         1.9. "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         1.10."ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.11."Financial Statements" shall mean the unaudited balance sheets and statements of income for Med Data as of December 31, 1998 and December 31, 1997 for the twelve (12) month periods then ended, the unaudited balance sheet as of January 31, 1999 and the statement of income as of January 31, 1999 for the one (1) month period then ended, and the unaudited balance sheets and statements of income for Med Data as of May 31, 1999 and for the two (2) month period then ended.

         1.12. "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

         1.13. "Intellectual Property" shall mean all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all


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applications, registrations and renewals in connection therewith, copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, mask works and all applications, registrations and renewals in connection therewith, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), other proprietary rights and copies and tangible embodiments thereof (in whatever form or medium).

         1.14."IRS" shall mean the United States Internal Revenue Service or any successor entity.

         1.15. "Knowledge" shall mean that an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter or a prudent individual would have a reasonable likelihood of discovering or becoming aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. Eclipsys and Med Data will be deemed to have "Knowledge" of a particular fact or other matter if either Alan Belkin, Robert Colletti and/or Jack Risenhoover has, or at any time had, Knowledge of such fact or matter. The "Knowledge" of SunGard shall be as defined in Article I of the SunGard Agreement.

         1.16. "Liability" shall mean any liability (whether fixed or unfixed, known or unknown, secured or unsecured, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due), including, without limitation, any direct or indirect Tax (as defined below) liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility.

         1.17. "Material Adverse Effect" shall mean any material adverse effect on the business, assets, properties, operations, prospects, value or financial condition of a Person.

         1.18. "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

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         1.19."PBGC" shall mean the Pension Benefit Guaranty Corporation.

         1.20."Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

         1.21."SEC" shall mean the Securities and Exchange Commission.

         1.22."Software" shall mean any computer software and databases, programs, object and source code, routines, subroutines and algorithms and related documentation owned, developed, under development or exclusively used by Med Data or under development principally for Med Data by third parties. Software does not include interfaces, networks, communications, hardware, or other applications or devices that may be acquired from third parties independently of the Med Data application software and are not uniformly provided by Med Data to its customers.

         1.23."Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         1.24. "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE 2.
                                ASSET ACQUISITION

         2.1. Transfer of Assets. Subject to the terms and conditions of this Agreement, Med Data shall sell, transfer, convey, assign and deliver to QuadraMed or, in QuadraMed's discretion, a wholly-owned subsidiary designated by QuadraMed,


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and QuadraMed or its designee shall purchase and accept, all rights, properties and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of Med Data, together with all rights and privileges associated with such assets, other than the Excluded Assets (as defined below) (collectively, the "Purchased Assets"). The Purchased Assets are sold subject to the specific representations and warranties contained in this Agreement and the schedules attached hereto, and the Purchased Assets shall be sold and conveyed to QuadraMed and title shall pass to QuadraMed free and clear of all Liabilities and Encumbrances as of the Closing Date (other than the Assumed Liabilities). The Purchased Assets shall include, without limitation, the following:

                  (a) all tangible personal property, inventory, equipment, supplies, tools, computer equipment, work in process, spare parts, furniture and office furnishings, wherever situated, whether or not carried on the books of the Med Data, including, without limitation, all items listed on Schedule 2.1(a);

                  (b) all Intellectual Property of Med Data;

                  (c) all rights of Med Data under all Contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments relating to the Purchased Assets including, without limitation, those listed on Schedule 2.1(c) (the "Assumed Contracts");

                  (d) all technical materials and guidelines, brochures, sales literature, promotional material and other selling material, wherever situated;

                  (e) all papers, documents, instruments, books and records, files, agreements, books of account and other records by which any of the Purchased Assets might be identified or enforced, or otherwise pertaining to the Purchased Assets that are located at the offices or other locations used in connection with the Purchased Assets (including, without limitation, customer invoices, customer lists, vendor and supplier lists, drafts and other documents and materials relating to customer transactions, blueprints, specifications, designs, drawings, operating and marketing plans and all other documents, tapes, discs, programs or other embodiments of information related thereto);

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                  (f) all right, title and interest of Med Data in and to all
Software programs, and the source and object codes for such Software together with all versions thereof and all modules encompassed thereby and, to the extent in possession of Med Data as of the Closing Date, all technical materials, guidelines and other written material pertaining thereto including, without limitation, those listed on Schedule 2.1(f);

                  (g) all accounts receivable, unbilled receivables, work-in-process or notes of Med Data that have arisen prior to the Closing Date with respect to ongoing obligations of Med Data to provide products or services either before or after the Closing Date (including, without limitation, accounts receivable with respect to all customer advance payments and maintenance fees) including, without limitation, those set forth on Schedule 2.1(g); and

                  (h) all prepaid expenses and other current assets of Med Data and all other assets set forth on the May 31 balance sheet contained in the Financial Statements (the "Balance Sheet").

         2.2. Excluded Assets. The provisions of Section 2.1 above notwithstanding, Med Data shall not sell, transfer, assign, convey or deliver to QuadraMed, and QuadraMed will not purchase or accept, the following assets used in, associated with or related to the business of Med Data (collectively, the "Excluded Assets"): (i) all cash of Med Data; (ii) the Closing Consideration (as defined below) to be delivered to Eclypsis pursuant to
Section 2.8 below; (iii) Med Data's franchise to be a corporation, its Articles of Incorporation, as may be amended, corporate seal, stock books, minute books and other corporate records having exclusively to do with the corporate organization and capitalization of Med Data (as to which Eclipsys will furnish to QuadraMed, at QuadraMed's cost, at any time or from time to time after the Closing Date, copies or transcripts); and (iv) all rights under Contracts not specifically assumed by QuadraMed and listed on Schedule 2.2.

         2.3. Assumption of Certain Liabilities. On and subject to the terms and conditions of this Agreement, QuadraMed agrees to assume and discharge only the Assumed Liabilities (as defined below) from and after the Closing Date. QuadraMed will not assume or have any responsibility with respect to any other Liability of Med Data not included within the definition of Assumed Liabilities. "Assumed Liabilities" shall mean (i) all of


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the Assumed Contracts listed on Schedule 2.1(c), including the warranty and maintenance obligations thereunder, (ii) all of the trade payables of Med Data listed on Schedule 2.3, (iii) all items to be prorated pursuant to Section 2.6 below, and (iv) such other Liabilities of Med Data as set forth on the Balance Sheet or Schedule 2.3.

         2.4. Non-Assumed Liabilities. Except as specifically provided for in
Section 2.3 above, QuadraMed will not assume or be obligated to pay or discharge any Liabilities of any kind, whether known or unknown, contingent or otherwise, accrued by Med Data and relating to the time period prior to the Closing Date in connection with the Purchased Assets, the business and operation of Med Data and the transactions contemplated by this Agreement, and all such Liabilities shall be and remain the sole and absolute responsibility of Med Data through, from and after the Closing Date. The Liabilities of Med Data which are not expressly assumed pursuant to this Agreement are hereinafter collectively referred to as the "Non-Assumed Liabilities." Without limiting the generality of the foregoing, and notwithstanding any other provision hereof, each of the following is included, without limitation, within the Non-Assumed Liabilities of Med Data which QuadraMed will not assume:

              (a) any Liability of Med Data arising out of or in any way relating to or resulting from any Software or Software system installed or sold or product manufactured, assembled or sold prior to the Closing Date provided either (i) Eclipsys or Med Data had Knowledge of such Liability or (ii) the claim related to the Liability was made on or prior to the Closing Date;

              (b) any Liability of Med Data arising out of or related to any past, present, future or threatened action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative pending involving Med Data to the extent the facts on which the relevant action is based occurred in whole or in part before the Closing, including, without limitation, those items listed on Schedule 3.21;

              (c) any Liabilities of Med Data to its present or former Affiliates including, without limitation, any intercompany loans or balances to Eclipsys from Med Data;
              (d) any Liabilities of Med Data for any violation of or failure to comply with any statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board,


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bureau, agency, authority, instrumentality or other governmental body, whether federal, state, municipal, foreign or other;

              (e) any Liabilities of Med Data to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Med Data or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

              (f) any Liabilities in respect of any Contract or agreement to which Med Data is a party or beneficiary which is not an Assumed Contract;

              (g) any Liabilities of Med Data in connection with Environmental, Health and Safety Requirements;

              (h) any Liabilities of Med Data for any Tax of any kind, accrued or accruing, with respect to the business conducted by Med Data, including, without limitation, any income, franchise, transfer, sales, use, gross receipts or documentary stamp taxes, and any Liabilities of Med Data for the unpaid Taxes of any Person other than Med Data under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise;

              (i) any Liabilities of Med Data arising at any time as a result of any claim pertaining to an event or omission by Med Data, or any of its respective agents or employees, at any time prior to the Closing Date;

              (j) any Liabilities of Med Data arising out of any Employee Benefit Plans or any Liabilities arising out of any termination thereof;

              (k) except as set forth in Section 7.3 below, any Liabilities of Med Data for payments of any kind to any employee with respect to claims or causes of action arising on or before the Closing Date or for any accrued regular pay, vacation pay, sick pay, severance, bonus or similar arrangement with respect to any employee of Med Data other than any severance liability to Alan Belkin; and

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              (l) any Liability of Med Data for costs, expenses or other obligations incurred in connection with this Agreement and the transactions contemplated hereby, or for any breach or failure, arising prior to the Closing Date, to perform any of Med Data's covenants and agreements contained in, or made pursuant to, this Agreement.

         2.5. Post-Closing Working Capital Adjustment.

              (a) QuadraMed shall cause to be internally prepared and delivered to Eclipsys as soon as practicable, and in any event on the Closing Date, a balance sheet (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with GAAP and shall be accompanied by a computation of the working capital of Med Data. Eclipsys shall have until thirty (30) days after the Closing Date to review such computation and in the event Eclipsys disagrees, Eclipsys shall identify and notify QuadraMed as to any amount to which it disagrees (the "Disputed Working Capital Amount") along with the basis for its objections in reasonable detail. If the amount of working capital set forth in the Closing Date Balance Sheet is less than $138,324, the Closing Consideration shall be adjusted downward by such amount (the "Post-Closing Working Capital Adjustment"). Any amount of the Post-Closing Working Capital Adjustment that is not in dispute shall be paid by Eclipsys to QuadraMed within five (5) business days by wire transfer to an account designated by QuadraMed. To the extent there is any Disputed Working Capital Amount, the parties agree to resolve such dispute by utilizing the procedures set forth in Section 2.5(b).

              (b) If the parties do not obtain a final resolution within twenty (20) days after QuadraMed's receipt of a statement of objections, QuadraMed and Eclipsys will select an accounting firm mutually acceptable to them to resolve any remaining objections. If QuadraMed and Eclipsys are unable to agree on a choice of an accounting firm, such accounting firm will be selected by lot from a list of nationally recognized accounting firms, after excluding the regular outside accounting firms of QuadraMed and Eclipsys. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding on the parties. If the accounting firm determines that QuadraMed is entitled under this Section 2.5(b) to payment of all of any portion of the Disputed Working Capital Amount from Eclipsys, Eclipsys shall pay such amount with interest from the Closing Date to the date such amount was actually paid at the


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prime rate specified in The Wall Street Journal from time to time. In the event the parties submit any unresolved objections to an accounting firm for resolution as provided in this Section 2.5(b), fees and expenses of the accounting firm shall be borne equally by QuadraMed and Eclipsys.

         2.6. Prorations. Proration of the items set forth on Schedule 2.6 relating to the Purchased Assets will be made as of the Closing Date, with Med Data liable to the extent such items relate to any time period up to and including the Closing Date and QuadraMed liable to the extent such items relate to periods subsequent to the Closing Date, which schedule shall include (i) personal property taxes and real estate taxes and assessments, if any, on or with respect to the Purchased Assets and (ii) rents and other items payable by Med Data under any lease, license, permit, Contract or other agreement or arrangement to be assigned to or assumed by QuadraMed. The net amount of all such prorations will be settled and paid within thirty (30) days after the Closing Date. If the actual expense is not payable within thirty (30) days after the date hereof, the proration shall be made as soon as possible after the amounts become known.

         2.7. Non-Assignable Agreements. This Agreement shall not constitute an agreement to assign any Contract or other Purchased Assets if an assignment or attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way impair the rights of QuadraMed thereunder. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially impair QuadraMed's rights thereunder so that QuadraMed would not, in fact, receive all such rights, Med Data shall act as the agent of QuadraMed in order to attempt to obtain for QuadraMed the benefits thereunder. All costs or expenses of performance of Med Data's obligations following the Closing Date under the terms of such an assigned agreement shall be borne by QuadraMed as provided in this Agreement. In the event the third party will not permit QuadraMed to so act as the agent of Med Data, or QuadraMed is prohibited by law from doing so, Med Data shall, at QuadraMed's option, assume all of the remaining burdens and obligations under the relevant instrument, and QuadraMed shall make available to Med Data the Intellectual Property and services necessary to fulfill the obligations under the agreement on the same terms and conditions as the agreement imposes upon Med Data. The purpose of this provision is to allow Med Data to pass through the benefits and costs of any non-assignable agreements. QuadraMed agrees to cooperate in the negotiations related to any


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attempt to obtain a consent to assign a Contract or other Purchased Asset.

         2.8. Closing Consideration. The initial purchase price payment shall be $5,000,000 in cash (the "Closing Consideration") payable by wire transfer pursuant to instructions to be provided to QuadraMed by Eclipsys prior to the Closing.

         2.9. Allocation. The parties agree to allocate the Closing Consideration among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with an allocation schedule to be provided by QuadraMed within thirty (30) days from the Closing Date. The parties hereto covenant and agree with each other that this allocation has been arrived at by arms-length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 2.9 without the written consent of the other parties to this Agreement.

         2.10. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place either by facsimile or at the offices of Zevnik Horton Guibord McGovern Palmer & Fognani, L.L.P., 101 West Broadway, 17th Floor, San Diego, California 92101, commencing at 9:00 a.m. local time as soon as practicable following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine, not later than July 3, 1999 (the "Closing Date").

         2.11. Deliveries at Closing. At the Closing, (i) each of Eclipsys and Med Data will deliver to QuadraMed the various certificates, instruments and documents referred to in Section 6.2 below, (ii) QuadraMed will deliver to each of Eclipsys and Med Data the various certificates, instruments and documents referred to in Section 6.3 below, (iii) QuadraMed and Med Data will each execute, acknowledge (if appropriate) and deliver the documentation perfecting the general assignment and assumption of the Purchased Assets, substantially in the form attached hereto as Exhibit "A" and incorporated herein by this reference, and such other specific instruments of sale, transfer, conveyance and assignment as QuadraMed or Med Data (or their counsel) reasonably


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may request and (iv) QuadraMed will deliver to Eclipsys the Closing
Consideration.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                            OF ECLIPSYS AND MED DATA

         Eclipsys and Med Data, jointly and severally, hereby represent and warrant to QuadraMed as follows:

         3.1. Organization and Good Standing. Both Eclipsys and Med Data are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation with full corporate power and authority to conduct their respective businesses as they are now being conducted, to own or use the properties and assets that each purports to own or use and to perform all of Med Data's obligations under all Contracts. Med Data is duly organized and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be so authorized would, individually or in the aggregate, have a Material Adverse Effect on Med Data. Med Data does not have any subsidiaries.

         3.2. Capitalization; Stock Ownership. Eclipsys owns all of the outstanding shares of capital stock of Med Data free and clear of any and all Encumbrances.

         3.3. Authority; No Conflict. Each of Eclipsys and Med Data has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Eclipsys and Med Data, enforceable in accordance with its terms and conditions. Except as set forth on Schedule 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Med Data is subject or any provision of the Articles of Incorporation or Bylaws of Eclipsys or Med Data, each as may be amended, or (ii) to the Knowledge of Eclipsys or Med Data, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under any Contract or other arrangement to which either Eclipsys


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or Med Data is a party or by which either is bound or to which any of the
Purchased Assets is subject (or result in the imposition of any Encumbrance upon any of the Purchased Assets). To the Knowledge of Eclipsys or Med Data, neither Eclipsys nor Med Data needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

         3.4. Brokers' Fees. Neither Eclipsys nor Med Data has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which QuadraMed could become liable or obligated.

         3.5. Assets. Med Data has good and marketable title to, or a valid leasehold interest in the Purchased Assets, free and clear of all Encumbrances, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements. The Purchased Assets are adequate for the uses to which they are being put, and none of such properties and assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

         3.6. Financial Statements. Med Data has delivered or made available to QuadraMed true and complete copies of the Financial Statements. The Financial Statements (i) have been prepared from the books and records of Med Data in accordance with GAAP, consistently applied and maintained throughout the periods indicated, and (ii) fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Med Data at the dates indicated and fairly present the results of operations of Med Data for the periods indicated. The Financial Statements for all such periods contain all adjustments, which are solely of a normal recurring nature, necessary to present fairly the financial position for the periods then ended. No financial statements of any Person other than Med Data are required by GAAP to be included in the consolidated financial statements of Med Data.

         3.7. Billings. All billings to customers which are party to oral or written Contracts of Med Data have been accurate in all material respects. To the Knowledge of Eclipsys or Med Data, there are no oral agreements or side deals with such customers or individuals associated therewith. To the Knowledge of Eclipsys or Med Data, there are no existing, threatened or suspected disputes, offsets or counterclaims regarding any services rendered or billings to such customers.

         3.8. Absence of Changes. Except as set forth on Schedule 3.8, since May 31, 1999, there has not been any material adverse change in the business, financial condition, operations, results of operations or future prospects of Med Data. Without limiting the generality of the foregoing, since that date and to the Knowledge of Eclipsys or Med Data:

              (a) Med Data has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

              (b) Med Data has not entered into any agreement, Contract, lease or license (or series of related agreements, Contracts, leases and licenses) either involving more than $50,000 outside the Ordinary Course of Business;

              (c) no party (including Med Data) has accelerated, terminated, modified or cancelled any agreement, Contract, lease or license (or series of related agreements, Contracts, leases and licenses) involving more than $50,000 to which Med Data is a party or by which Med Data is bound;

              (d) Med Data has not imposed any Encumbrance upon any of its assets, tangible or intangible;

              (e) Med Data has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 outside the Ordinary Course of Business;

              (f) Med Data has not made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $50,000 outside the Ordinary Course of Business;

              (g) Med Data has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $250,000 in the aggregate;

              (h) Med Data has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

              (i) Med Data has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

              (j) Med Data has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

              (k) there has been no change made or authorized in the Articles of Incorporation or Bylaws of Med Data, each as may be amended;

              (l) Med Data has not issued, sold or otherwise disposed of any of its capital stock or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

              (m) Med Data has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

              (n) Med Data has not experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

              (o) Med Data has not made any loan to, or entered into any other transaction with, any of its directors, officers and employees outside the Ordinary Course of Business;

              (p) Med Data has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

              (q) Med Data has not granted any increase in the base compensation of any of its directors, officers and employees outside the Ordinary Course of Business;

              (r) Med Data has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

              (s) Med Data has not made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

              (t) Med Data has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

              (u) Med Data has not paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses Med Data has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

              (v) there has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving Med Data; and

              (w) Med Data has not committed to any of the foregoing.

         3.9. Undisclosed Liabilities. To the Knowledge of Eclipsys and Med Data or to the Knowledge of SunGard to the extent provided in the SunGard Agreement, Med Data has no Liabilities (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liabilities), except for Liabilities (i) set forth on Schedule 3.9, (ii) set forth on the face of the Financial Statements (rather than in any notes thereto) and (ii) which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of law).

         3.10.Legal Compliance. To the Knowledge of Eclipsys or Med Data, or to the Knowledge of SunGard to the extent provided in the SunGard Agreement, Med Data and its predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

         3.11. Minutes Books. To the Knowledge of Eclipsys or Med Data, the minute book of Med Data contains reasonably complete and accurate records of all meetings and other corporate actions of its shareholders and board of directors and committees thereof.

         3.12. Tax Matters. Med Data has timely paid (and after the Closing Date will timely pay) all Taxes for periods prior to and including the Closing Date that are due and payable, nonpayment of which would (i) result in an Encumbrance on any of the Purchased Assets, (ii) have a Material Adverse Effect on Med Data or (iii) result in QuadraMed becoming liable therefor. Med Data has complied with (and will comply with through and including the Closing Date) all applicable legal requirements relating to the filing of Tax Returns or the payment and withholding of Taxes relating to employee wages, salaries and other compensation and has timely withheld and paid over (and will timely withhold and pay over through and including the Closing Date) to the proper governmental authorities all amounts required to be withheld and paid over for all periods under all applicable laws with respect to the employees of Med Data.

         3.13. Real Property. Med Data does not own any real property. Schedule
3.13 lists and describes briefly all real property leased to Med Data. Med Data has delivered or made available to QuadraMed correct and complete copies of the leases listed on Schedule 3.13, and with respect thereto to the Knowledge of Eclipsys or Med Data and to the Knowledge of SunGard to the extent provided in the SunGard Agreement: (i) the lease is legal, valid, binding, enforceable and in full force and effect; (ii) the lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) Med Data is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by Med Data or permit by the landlord termination, modification or acceleration thereunder; (iv) no party to the lease has repudiated any provision thereof; (v) there are no disputes, oral agreements or forbearance programs in effect as to the lease; (vi) Med Data has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; (vii) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations; and (viii) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         3.14. Intellectual Property. Except as set forth on Schedule 3.14 and included in the Purchased Assets, Med Data neither owns nor has the right to use any Intellectual Property, and no Intellectual Property is necessary for the operation of the business of Med Data as presently conducted. To the Knowledge of Eclipsys or Med Data, Med Data has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of Med Data has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Med Data must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Eclipsys or Med Data, Med Data will not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted. Schedule 3.14 identifies each item of Intellectual Property that any third party owns and that Med Data uses pursuant to license, sublicense, agreement or permission. Med Data has delivered or made available to QuadraMed correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each such item, to the Knowledge of Eclipsys or Med Data or to the Knowledge of SunGard to the extent provided in the SunGard Agreement: (i) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect; (ii) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license; (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, is threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and (viii) Med Data has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

         3.15. Software. Except as set forth on Schedule 3.15, the Software performs in all material respects in accordance with the related documentation, is in machine-readable form, contains all current revisions of such Software and includes all computer programs, materials, know-how and processes related to the Software. Med Data has delivered or made available to QuadraMed complete and correct copies of all user and technical documentation related to the Software. All right, title and interest in and to the Software is owned by Med Data, free and clear of all Encumbrances except for those which would not materially impair the value on use of such Software, are fully transferable to QuadraMed, and no party other than Med Data has any interest in the Software, including, without limitation, any Encumbrance, license, contingent interest or otherwise. To the Knowledge of Eclipsys or Med Data, or to the Knowledge of SunGard to the extent provided in the SunGard Agreement, Med Data's development, use, sale or exploitation of the Software does not violate any rights of any other person or entity and Med Data has received no communication alleging such a violation. Med Data has used commercially reasonable efforts to protect the confidential and proprietary nature of the Software. Except as set forth on Schedule 3.15, there have been no patents applied for and no copyrights registered for any part of the Software.

         3.16. Contracts. Schedule 3.16 lists the following contracts and other agreements to which Med Data is a party, to the Knowledge of Eclipsys or Med
Data:

              (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

              (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one
(1) year, result in a material loss to Med Data, or involve consideration in excess of $50,000;

              (c) any agreement concerning a partnership or joint venture;

              (d) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

              (e) any agreement concerning confidentiality or noncompetition;

              (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

              (g) any collective bargaining agreement;

              (h) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

              (i) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the Ordinary Course of Business;

              (j) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations or future prospects of Med Data; or

              (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

Med Data has delivered or made available to QuadraMed a correct and complete copy of each written agreement listed on Schedule 3.16 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to on Schedule 3.16. With respect to each such agreement, to the

Knowledge of Eclipsys or to the Knowledge of SunGard to the extent provided in the SunGard Agreement: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

         3.17. Notes and Accounts Receivable. To the Knowledge of Eclipsys or Med Data, all notes and accounts receivable of Med Data are reflected properly on their books and records, are valid receivables subject to no pending or threatened set-offs or counterclaims, subject only to the reserve for bad debts set forth on the face of the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Med Data. Med Data has no inventory on its balance sheet.

         3.18. Insurance. Since its acquisition by Eclipsys, Med Data has been covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.

         3.19. Litigation. Schedule 3.19 sets forth each instance in which Med Data (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of Eclipsys or Med Data or to the Knowledge of SunGard to the extent provided in the SunGard Agreement, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings and investigations set forth on Schedule 3.19 is substantially likely to result in any Material Adverse Effect on Med Data. To the Knowledge of Eclipsys or Med Data or to the Knowledge of SunGard to the extent provided in the SunGard Agreement, there is no reason to believe that any such action, suit, proceeding, hearing or investigation may be brought or threatened against Med Data for acts prior to the Closing Date.

         3.20. Employees. To the Knowledge of Eclipsys or Med Data, no executive, key employee or group of employees has any plans to terminate employment with Med Data. Med Data is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Med Data has not committed any unfair labor practice. To the Knowledge of Eclipsys or Med Data, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Med Data.

         3.21. Employee Benefits. Schedule 3.21 lists each Employee Benefit Plan to which Med Data contributes or is a party or is bound and under which it may have liability and under which employees or former employees of Med Data (or their beneficiaries) are eligible to participate or derive a benefit. Med Data has delivered or made available to QuadraMed true, correct and complete copies of all Employee Benefit Plans. The Purchased Assets are not subject to any Encumbrance in favor of, or enforceable by, the PBGC. No Liability has been or is expected to be incurred by Med Data under or pursuant to Title I or IV of ERISA where the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to employee benefit plans and, to the Knowledge of Med Data, no event, transaction or condition has occurred or exists that could result in any such Liability to Med Data or, following the Closing, QuadraMed, or any such Employee Benefit Plan. No Employee Benefit Plan is a "Multiemployer Plan" within the meaning of Section 4001(a)(3) of ERISA, a "multi-employer plan" within the meaning of Section 413(c) of the Code or a defined benefit plan within the meaning of Section B(35) of ERISA.

         3.22. Environmental, Health and Safety Requirements. To the Knowledge of Eclipsys or Med Data, Med Data and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health and Safety Requirements. Without limiting the generality of the foregoing, to the Knowledge of Eclipsys or Med Data, Med Data and its respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business. To the Knowledge of Eclipsys or Med Data, neither Med Data nor its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health and Safety Requirements. To the Knowledge of Eclipsys or Med Data, none of the following exists at any property or facility operated by Med Data: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas. To the Knowledge of Eclipsys or Med Data, neither Med Data nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including, without limitation, any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health and Safety Requirements. To the Knowledge of Eclipsys or Med Data, neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health and Safety Requirements. To the Knowledge of Eclipsys or Med Data, neither Med Data nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

         3.23. Disclosure. The representations and warranties contained in this
Article 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading, except to the extent such misstatement or omission would not result in a Material Adverse Effect.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                                  OF QUADRAMED

         QuadraMed hereby represents and warrants to Med Data as follows:

         4.1. Organization and Good Standing. QuadraMed is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2. Authority; No Conflict. QuadraMed has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of QuadraMed, enforceable in accordance with its terms and conditions. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which QuadraMed is subject or any provision of its Certificate of Incorporation or Bylaws, each as may be amended, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice or consent under any agreement, Contract, lease, license, instrument or other arrangement to which QuadraMed is a party or by which it is bound or to which any of its assets is subject. QuadraMed does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

         4.3. Brokers' Fees. QuadraMed has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Med Data could become liable or obligated.

                                   ARTICLE 5.
                              PRE-CLOSING COVENANTS

         The parties hereby agree as follows with respect to the period between the execution of this Agreement and the Closing:

         5.1. Further Assurances. Each of the parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement

(including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

         5.2. Notices and Consents. Med Data will give notices to third parties, and will use its reasonable efforts to obtain any third party consents, that QuadraMed reasonably may request in connection with the matters referred to in this Agreement. Each of the parties will give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with the matters referred to in this Agreement.

         5.3. Operation of Business. Med Data will not engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Med Data will not
(i) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability (including any costs and expenses Med Data has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing or
(iii) otherwise engage in any practice, take any action or enter into any transaction of the sort described in Section 3.8 above.

         5.4. Preservation of Business. Med Data will keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, licensees, suppliers, customers and employees.

         5.5. Full Access. Med Data will permit representatives of QuadraMed to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to Med Data.

         5.6. Notice of Developments. Each party will give prompt written notice to the other parties of any material adverse development causing a breach of any of its own representations and warranties in Article 3 or Article 4 above. No disclosure by any party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the schedules hereto or to prevent or cure any misrepresentation or breach of any representation, warranty or covenant contained herein.

         5.7. Public Announcement. Neither party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other party; provided, however that either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use best efforts to advise the other party prior to making the disclosure).

         5.8. Exclusivity. Neither Eclipsys nor Med Data will (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of Med Data (including any acquisition structured as a merger, consolidation or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Med Data will notify QuadraMed immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                                   ARTICLE 6.
                        CONDITIONS TO OBLIGATION TO CLOSE

         6.1. Conditions to Obligation of Each Party. The obligation of each party hereto to consummate the transactions to be performed by such party in connection with the Closing is subject to satisfaction of the following conditions:

              (a) no injunction or restraining or other order issued by a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement shall be in effect (each party agreeing to use diligent efforts to have any such injunction or order lifted), and no governmental action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated by this Agreement;

              (b) no action will have been taken, and no statute, rule or regulation will have been enacted, by any state or federal government agency that would render the consummation of the transactions contemplated hereby illegal; and

              (c) all governmental filings or approvals required in connection with the consummation of the transactions contemplated by this Agreement.

         6.2. Conditions to Obligation of QuadraMed. The obligation of QuadraMed to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any of which conditions may be waived by QuadraMed executing a writing so stating at or prior to the Closing:

              (a) the representations and warranties set forth in Article 3 above shall be true and correct at and as of the Closing Date, except to the extent an inaccuracy would not result in a Material Adverse Effect;

              (b) Med Data shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (c) Med Data shall have used best efforts to procure all of the third party consents specified in Section 3.3 above;

              (d) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of QuadraMed to own the Purchased Assets and to operate the former business of Med Data (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

              (e) Med Data shall have delivered to QuadraMed a certificate to the effect that each of the conditions specified above in Sections 6.2(b)-(e) are satisfied in all respects;

              (f) Eclipsys and Med Data shall have delivered to QuadraMed a certificate of the Secretary of Med Data attesting to (i) the incumbency of its officers executing the Agreement and the other agreements and certificates delivered by Med Data at the Closing and
(ii) the authenticity of the Articles of Incorporation and Bylaws of Med Data, each as may be amended, and the resolutions required by Section 6.2(h) below;

              (g) Eclipsys and Med Data shall have delivered to QuadraMed resolutions of the shareholder and Board of Directors of Med Data authorizing the execution, delivery and performance of this Agreement, certified by the Secretary of Med Data and Eclipsys;

              (h) Med Data shall have delivered to QuadraMed a certificate of existence and a certificate of good standing for Med Data issued by the state of incorporation not more than ten (10) days prior to the Closing Date;

              (i) all actions to be taken by Med Data in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to QuadraMed.

         6.3. Conditions to Obligation of Med Data. The obligation of Med Data to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any of which conditions may be waived if Med Data executes a writing so stating at or prior to the Closing:

              (a) the representations and warranties set forth in Article 4 above shall be true and correct at and as of the Closing Date, except to the extent an inaccuracy would not result in a Material Adverse Effect;;

              (b) QuadraMed shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (c) no action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

              (d) QuadraMed shall have delivered to Med Data a certificate to the effect that each of the conditions specified above in Sections 6.3(a)-(c) is satisfied in all respects;

              (e) all actions to be taken by QuadraMed in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Med Data.

                                   ARTICLE 7.
                             POST-CLOSING COVENANTS

         The parties hereby agree as follows with respect to the period following the Closing:

         7.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article 8 below).

         7.2. Transition. Neither Eclipsys nor Med Data will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Med Data from maintaining the same business relationships with QuadraMed after the Closing as it maintained with Med Data prior to the Closing.

         7.3. Employment of Med Data's Employees. Eclipsys and Med Data will use all reasonable efforts to cause the employees employed in the operation of Med Data's business to make available their employment services to QuadraMed. For a period of two years from the Closing Date, neither Eclipsys nor any affiliate thereof will solicit, offer to employ or retain the services of or otherwise interfere with the relationship of QuadraMed with any person employed or otherwise engaged to perform services for QuadraMed in connection with the operation of Med Data's business. Effective as of the Closing Date, QuadraMed shall offer employment to all employees of Med Data other than Alan Belkin who are employed by Med Data principally in the operation of its business at their existing wage or salary levels and with QuadraMed's standard employee benefits. All employees of Med Data shall receive credit for length of service with Med Data in computing vacation time and other employee benefits of QuadraMed computed or determined by reference to length of service. QuadraMed shall assume the liability of Med Data in respect of the Transferred Employees for accrued vacation, which shall be utilizable by such employees in accordance with QuadraMed's standard policies and procedures, but only to the extent such liability is reflected in the Financial Statements or arose in the Ordinary Course of Business between May 31, 1999 and the Closing Date. Med Data shall remain responsible for the payment of all accrued but unpaid salaries and wages and other compensation payable through the Closing Date for any severance benefits payable as a result of the transactions contemplated by this Agreement, except severance benefits (if any) with respect to the termination of Alan Belkin's employment, which shall be assumed by QuadraMed. QuadraMed shall assume no liability with respect to any Employee Benefit Plan of Eclipsys or Med Data, any workmen's compensation liability relating to or arising in connection with any and all claims for workmen's compensation benefits arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date or any other liability to the Transferred Employees except as expressly provided for in this
Section 7.3.

         7.4. Confidential Information. Eclipsys and Med Data acknowledge that they have Knowledge of Confidential Information which is of substantial value regarding Med Data's ongoing business, which is not generally known and which will give QuadraMed an advantage over competitors who do not know it. Accordingly, at all times after the Closing Date, neither Eclipsys nor any of its Affiliates shall disseminate, publish or disclose all or any portion of the Confidential Information and each further agrees to refrain in all instances from directly or indirectly attempting to realize unauthorized economic or commercial benefits from the Confidential Information or attempting to utilize all or any portion of the Confidential Information to circumvent, frustrate or hinder any business plan or opportunity of QuadraMed relating to the Purchased Assets, including, without limitation, interfering with QuadraMed's relationship with any customer or potential customer of Med Data's business. Eclipsys further covenants and agrees that neither Eclipsys nor any Affiliate thereof will retain any code or documentation with respect to Software included in the

Purchased Assets. Eclipsys and each of its Affiliates will immediately notify QuadraMed in writing of any disclosure, misuse or misappropriation of the Confidential Information. Eclipsys and its Affiliates shall require each of their respective agents and representatives to be bound by the terms of this
Section 7.4 and shall be responsible for the breach of this Section 7.4 by any such agent or representative. Eclipsys acknowledges that money damages would not be a sufficient remedy for breach of this Section 7.4 by Eclipsys or any of its Affiliates, and that QuadraMed shall be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 7.4, but shall be in addition to all other remedies available at law or in equity. Nothing in this Section 7.4 shall be construed as preventing Eclipsys or its Affiliates from directly competing with QuadraMed for customers or clients after the Closing.

         7.5. Non-Disparagement. Eclipsys and Med Data and their respective Affiliates hereby agree to refrain from making disparaging or derogatory statements regarding the business or operations of Med Data as continued through QuadraMed's ownership of the Purchased Assets or any of the former directors, officers, employee or agents of Med Data at any time after the Closing Date.

                                   ARTICLE 8.
                            SURVIVAL; INDEMNIFICATION

         8.1. Survival of Representations and Warranties. All representations, warranties and covenants of the parties hereto contained in this Agreement will survive the Closing and remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement until March 29, 2000 (the "Survival Period") and, thereafter, to the extent a claim is made prior to the expiration of the Survival Period with respect to any breach of such representation, warranty or covenant, until such claim is finally determined or settled, whereupon such representation, warranties and covenants will expire; provided, however, that the representations, warranties and covenants contained in Sections 3.5, 3.14, 3.24, and 3.25 shall survive the expiration of the applicable statute of limitations.

         8.2. Indemnification of Eclipsys and Med Data. Eclipsys and Med Data, jointly and severally, will defend, indemnify and hold harmless QuadraMed and its officers, directors, agents, employees and Affiliates (each, an "Indemnified Person" and collectively, the "Indemnified Persons"), from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, legal fees and expenses (collectively, the "Damages"), arising out of or relating to (i) any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Eclipsys or Med Data in this Agreement, in any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of Eclipsys or Med Data pursuant hereto, (ii) any and all of the Non-Assumed Liabilities as set forth in Section 2.4 above and (iii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Person that relate to Med Data which result from or arise out of the operation of the Business prior to the Closing or in which the principal event giving rise thereto occurred prior to the Closing or any action or inaction prior to the Closing of Eclipsys or Med Data or any director, officer, employee, agent, representative or subcontractor of Eclipsys or Med Data.

         8.3. Indemnification of QuadraMed. QuadraMed will defend, indemnify and hold harmless Eclipsys and Med Data and their respective Indemnified Persons from and against any and all Damages arising out of or relating to (i) any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by QuadraMed in this Agreement, and any exhibit or schedule hereto or any certificate, document or instrument delivered by or on behalf of QuadraMed pursuant hereto and (ii) any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Person that relate to Med Data which result from or arise out of the operation of the Business after the Closing or in which the principal event giving rise thereto occurred after the Closing or any action or inaction after the Closing of QuadraMed or any director, officer, employee, agent, representative or subcontractor of QuadraMed.

         8.4. Threshold. The parties shall have no liability with respect to the matters described in Sections 8.2 and 8.3 above unless and until the aggregate amount of Damages equal or exceed $250,000 (the "Threshold Amount"). At such time as the aggregate Damages equal or exceed the Threshold Amount, the indemnified party shall be indemnified, subject to the limitations in this Agreement, to the full extent of all such Damages (including Damages counted in determining whether the aggregate Damages equal or exceed the Threshold Amount); liability for either party for indemnification pursuant to the terms of this Article 8 shall in no event exceed $3,000,000. The limitations of liability contained in this section shall not apply to any intentional or fraudulent breach of any representation, warranty, covenant or obligation under this Agreement or failure by QuadraMed to pay the Closing Consideration.

         8.5. Notice of Third Party Claims; Assumption of Defense. Each indemnified party shall give reasonably prompt notice of a claim (a "Claims Notice") to each indemnifying party, in accordance with the terms of Section
10.6 below, of the assertion of any claim, or the commencement of any suit, action or proceeding by any third party in respect of which indemnity may be sought hereunder, and shall give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request. The giving of such Claims Notice shall not be condition precedent to indemnification hereunder; provided, however, that failure to give reasonably prompt notice shall reduce the indemnified party's recovery from the indemnifying party only by an amount equal to the damages, costs and expenses (including attorney's fees), if any, caused by such delay. Upon receipt of such notice, each indemnifying party may, at its own expense, participate in and, solely upon giving notice to each indemnified party of such indemnifying party's written agreement that the indemnified party is entitled to indemnification pursuant to this Article 8 for Losses arising out of such third party claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the indemnifying party's counsel is reasonably satisfactory to the indemnified party, (ii) the indemnifying party shall thereafter consult with the indemnified party upon the indemnified party's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding and (iii) the indemnified party shall not be required to permit the indemnifying party to assume the defense of any third party claim which if not first paid, discharged or otherwise complied with would result in an imminent, material interruption or cessation of the conduct of the business of the indemnified party or any material part thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         8.6. Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified party or, the indemnifying party, as the case may be, of any third party claim, suit, action or proceeding of the kind referred to in Section 8.5 above shall also be binding upon the indemnifying party or the indemnified party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. The indemnified party will give the indemnifying party at least thirty (30) days notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time an indemnifying party may assume the defense of such claim, suit, action or proceeding and if it does so the proposed settlement or compromise may not be made.

         8.7. Failure of Indemnifying Party to Act. In the event that an indemnifying party does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the indemnified party to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the indemnifying party of its obligations hereunder.

         8.8. Procedure for Indemnification. Upon becoming aware of a claim for indemnification hereunder (whether as a result of any third party claim, suit, action or proceeding of the kind referred to in Section 8.5 above, or in connection with any other Losses which the indemnified party deems to be within the ambit of this Article 8), the indemnified party shall give, in accordance with the terms of Section 10.6 below, a Claims Notice to the indemnifying party. If the indemnifying party does not object to such claim within thirty (30) days of receiving such Claims Notice, the indemnified party shall be conclusively entitled to recover the amount of such claim. If the indemnifying party gives written notice objecting to such claim within a thirty (30) day period, then any dispute shall be settled by arbitration in accordance with Section 8.10 below.

         8.9. Resolutions of Indemnification Disputes. Any controversy arising out of the indemnification provisions of this

Article 8 or breach thereof shall be settled by arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association, and judgment entered upon the award rendered by arbitrator may be enforced by appropriate judicial action. The arbitration panel shall consist of one (1) member, which shall be a person agreed to by each party to the dispute within thirty (30) days following notice by one party that desires the matter to be arbitrated. If the parties are unable within such thirty (30) day period to agree upon an arbitrator, than the panel shall be one (1) arbitrator selected by the American Arbitration Association, which arbitrator shall be experienced in commercial law and acquisition transactions and knowledgeable with respect to the subject matter of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expense and reasonable attorney's fees of both parties, and the cost of such witness and other reasonable costs or expenses incurred by him or the prevailing party. The arbitrator shall render a decision within thirty (30) days following the close of presentation by the parties to their cases and any rebuttal. The parties shall agree within thirty (30) days following the selection of the arbitrator to any pre-hearing procedures or further procedures necessary for the arbitration to proceed, including, interrogatories or other discovery, provided, in any event, each party shall be entitled to discovery in accordance with applicable rules.

         8.10. Exclusivity. The parties hereby acknowledge and agree that the indemnity obligations set forth above shall be the exclusive remedy of any party with respect to the transactions contemplated hereby, except for claims or causes of action arising out of fraud or willful misconduct.

                                   ARTICLE 9.
                                   TERMINATION

         9.1. Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

              (a) QuadraMed, Eclipsys and Med Data may terminate this Agreement by mutual written consent at any time prior to the Closing;

              (b) QuadraMed may terminate this Agreement by giving written notice to Eclipsys and Med Data at any time prior to the Closing (i) solely in the event Eclipsys or Med Data has breached a material representation, warranty or covenant contained in this

Agreement in any material respect or (ii) if the Closing shall not have occurred on or before July 3, 1999 by reason of the failure of any condition precedent under Article 6 above (unless the failure results primarily from QuadraMed itself breaching any material representation, warranty or covenant contained in this Agreement); and

              (c) Eclipsys and Med Data may terminate this Agreement by giving written notice to QuadraMed at any time prior to the Closing (i) in the event QuadraMed has breached any material representation, warranty or covenant contained in this Agreement in any material respect or (ii) if the Closing shall not have occurred on or before July 3, 1999 by reason of the failure of any condition precedent under Article 6 above (unless the failure results primarily from Med Data breaching any material representation, warranty or covenant contained in this Agreement).

         9.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the parties hereunder shall terminate without any Liability of either party to the other party (except for any Liability of either party as a result of such breach).

         9.3. Waiver of Conditions. If any of the conditions specified in
Section 6.1 above has not been satisfied, the parties may nevertheless mutually agree to proceed with the transactions contemplated hereby. If any of the conditions specified in Section 6.2 above has not been satisfied, QuadraMed may nevertheless elect to proceed with the transactions contemplated hereby. If any of the conditions specified in Section 6.3 above has not been satisfied, Med Data may nevertheless elect to proceed with the transactions contemplated hereby.

                                   ARTICLE 10.
                               GENERAL PROVISIONS

         10.1. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         10.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

         10.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties; provided, however, that QuadraMed may assign its rights, interests and obligations hereunder to a wholly-owned subsidiary of QuadraMed without prior written consent of either Eclipsys or Med Data.

         10.4. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by the parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

         10.5. Section Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.6. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing, and shall be deemed duly given if (and then two (2) business days after) sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to QuadraMed:                        QuadraMed Corporation
                                   Attention: Keith M. Roberts, Esq.
                                   1003 West Cutting Boulevard, 2nd Floor
                                   Richmond, California 94804
                                   Facsimile: (510) 620-2364

with a required copy to:                Zevnik Horton Guibord McGovern
                                   Palmer & Fognani, L.L.P.
                                   Attention: Steven G. Rowles, Esq.
                                   101 West Broadway Street, 17th Floor
                                   San Diego, California 92101
                                   Facsimile: (619) 515-9629

If to Eclipsys or Med Data:             Eclipsys Corporation
                                   Attention: Jack Risenhoover, Esq.
                                   777 East Atlantic Avenue, Suite 200
                                   Delray Beach, Florida 33483
                                   Facsimile: (561) 243-3503

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         10.8. Attorney's Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful parties all reasonable costs, expenses and actual attorney's fees (including expert witness and other consultants fees and costs) relating to or arising out of such proceeding (whether or not it results in a judgment) and any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses and actual attorney's fees.

         10.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default, misrepresentation or breach of any representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of any representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         10.11. Expenses. Each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         10.12. Sales, Transfer and Documentary Taxes, Etc. Eclipsys shall pay all sales, use, transfer, conveyance, net worth, bulk transfer, business and occupation, value added, gross taxes or other taxes, duties, excises, assessment or governmental charges imposed by any taxing jurisdiction or governmental entity or on any party hereto with respect to the sale, transfer or assignment of the Purchased Assets or otherwise on account of this Agreement or the transactions contemplated herein. Eclipsys shall be liable for all income and franchise taxes imposed upon Med Data with respect to the sale, transfer or assignment of the Purchased Assets or the consummation of the transactions contemplated by this Agreement.

         10.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including, without limitation.

         10.14. Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement and attached hereto are incorporated herein by reference and made a part hereof.

         10.15. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 10.9 above), in addition to any other remedy to which it may be entitled, at law or in equity.

         10.16. Compliance with Bulk Sale Laws. QuadraMed hereby waives compliance with the applicable provisions of the Uniform Commercial Code relating to bulk transfers and the bulk sales laws or other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Eclipsys shall indemnify QuadraMed from, and hold it harmless against any liability, damages, costs and expenses resulting from or arising out of the failure of the parties to comply with any of such laws in respect of the transactions contemplated by this Agreement or any action brought or levy made as a result thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

QUADRAMED                                   QUADRAMED CORPORATION

                                            By:
                                               ---------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------

ECLIPSYS                                    ECLIPSYS CORPORATION

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

MED DATA                                    MED DATA SYSTEMS, INC.

                                            By:
                                                --------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------

                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

                                   EXHIBIT "A"

                            ASSIGNMENT AND ASSUMPTION
                           ---------------------------

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         This First Amendment to Asset Purchase Agreement (the "Amendment") is entered into as of July 8, 1999 by and among QuadraMed Corporation, a Delaware corporation ("QuadraMed"), on one hand, and Eclipsys Corporation, a Delaware corporation ("Eclipsys"), and its wholly-owned subsidiary, Med Data Systems, Inc., a California corporation ("Med Data"), with respect to the following facts:

         WHEREAS, the parties entered into that certain Asset Purchase Agreement dated July 1, 1999 (the "Original Agreement").

         WHEREAS, the Closing (as defined in the Original Agreement) of the transactions contemplated by the Original Agreement occurred on July 2, 1999.

         WHEREAS, the parties hereby wish to cooperate to insure the orderly and effective transition of employee benefits from Eclipsys and Med Data to QuadraMed on the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, it is agreed as follows:

         1. Former employees of Med Data have been employed by QuadraMed effective as of July 1, 1999 (the "Med Data Employees"). Notwithstanding the foregoing, QuadraMed requires certain assistance from Eclipsys and Med Data to effect the orderly transition of employee benefits for the Med Data Employees. Accordingly, Eclipsys and Med Data hereby agree to continue administering and executing the payroll function with respect to the Med Data Employees through and including July 31, 1999. The parties agree that Eclipsys and Med Data shall make normal and customary withholdings and deductions from the July payroll for the Med Data Employees consistent with past practice prior to the acquisition of the assets of Med Data by QuadraMed. As compensation for providing payroll during the month of July, Eclipsys and Med Data shall invoice QuadraMed for their direct out-of-pocket costs incurred in connection therewith, which will be paid by QuadraMed to Eclipsys within ten (10) business days of receipt of such invoice. Eclipsys and Med Data further agree to continue participation of the Med Data Employees in the Eclipsys and/or Med Data 401(k) Plan in accordance with the terms thereof through and including July 31, 1999. Accordingly, the Med Data Employees shall have the option to contribute to such 401(k) Plan in accordance with past practice. The parties further agree to cooperate in all reasonable respects in effectuating a partial plan termination with respect to the Med Data Employees effective as of August 1, 1999. The parties further agree to cooperate in all reasonable respects to effect the transition of group health coverage, dental coverage, disability coverage, life and accidental death coverage, workmen's compensation coverage and all other employee benefits available to the Med Data Employees from QuadraMed to be retroactively effective on July 1, 1999. Each party agrees to take all actions and execute all documents reasonably necessary to effectuate such transition.

         2. This Amendment may be executed in one or more counterparts, all of which when fully executed and delivered by the parties hereto and taken together shall constitute a single agreement, binding against each of the parties. This document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

         3. Except as expressly amended hereby, the terms and conditions of the Original Agreement shall continue in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

QUADRAMED                                   QUADRAMED CORPORATION

                                            By:
                                               ---------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------

ECLIPSYS                                    ECLIPSYS CORPORATION

                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

MED DATA                                    MED DATA SYSTEMS, INC.

                                            By:
                                               ---------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                  ------------------------------

[SIGNATURE PAGE TO FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT]


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